UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 15, 2012

Date of Report (Date of earliest event reported)

Commission File No. 1-13300

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-1719854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(703) 720-1000

(Former name, former address and former fiscal year, if changed since last report)

(Not applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 15, 2012, Capital One Financial Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the underwriters listed in Schedule I thereto (the “Underwriters”), pursuant to which the Company agreed to issue and sell 24,442,706 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to the Underwriters at a price of $51.14 per share. The Underwriters are to offer the securities to the public at variable prices (the “Offering”). The net proceeds of the Offering, after underwriting discounts and commissions, will be approximately $1.25 billion.

In connection with the Offering, the Company and certain of its officers and directors entered into 75-day “lock-up” agreements in substantially the form included in the Underwriting Agreement and subject to customary exceptions.

The Offering was made under a prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-159085).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification rights, obligations of the parties and termination provisions. The description of the Underwriting Agreement set forth above is qualified in its entirety by reference to such document, which is attached as Exhibit 1.1 hereto and incorporated by reference in this Item 1.01.

Item 7.01.	Regulation FD Disclosure

On March 15, 2012, the Company issued a press release announcing the pricing of the Offering. The press release is attached as Exhibit 99.1 hereto and incorporated by reference in this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement dated March 15, 2012

99.1	Press release dated March 15, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: March 19, 2012	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary